EXHIBIT 99.1 Contact at 214-432-2000 Michael R. Haack President and CEO D. Craig Kesler Executive Vice President & CFO Alex Haddock Senior Vice President

News For Immediate Release

EAGLE MATERIALS REPORTS SECOND QUARTER RESULTS

DALLAS, TX (October 30, 2025) Eagle Materials Inc. (NYSE: EXP) today reported financial results for the second quarter of fiscal 2026 ended September 30, 2025. Notable items for the quarter are highlighted below (unless otherwise noted, all comparisons are with the prior year’s fiscal second quarter):

Second Quarter Fiscal 2026 Highlights

•	Record Revenue of $638.9 million

•	Net Earnings of $137.4 million

•	Net Earnings per diluted share of $4.23

•	Adjusted EBITDA of $233.3 million

•	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items and certain non-cash expenses in the manner described in Attachment 6

•	Repurchased 395,500 shares of Eagle’s common stock for approximately $89 million

Commenting on the second quarter results, Michael Haack, President and CEO, said, “Eagle’s portfolio of businesses continued to perform well during the quarter, generating record revenue of $639 million, EPS of $4.23 and gross margins of 31.3%. We repurchased 395,500 shares of our common stock for approximately $89 million and ended the quarter with debt of $1.3 billion and a net leverage ratio (net debt to Adjusted EBITDA) of 1.6x, giving us substantial financial flexibility that supports disciplined capital allocation and long-term growth.” (Net debt is a non-GAAP financial measure calculated by subtracting cash and cash equivalents from debt as described in Attachment 6).

Mr. Haack continued, “Our Cement sales volume was up 8% and our organic Aggregates sales volume increased 35%, as demand for these products remained strong, driven primarily by federal, state, and local spending on public infrastructure projects and continued elevated spending across private non-residential construction end markets. Our Wallboard sales volume was down 14% as new residential construction activity remained constrained by housing affordability concerns driven by persistently elevated mortgage rates, as well as other macroeconomic uncertainties.

“We enter the second half of fiscal 2026 well-positioned to capitalize on near-and-longer-term growth opportunities, including the future recovery of the housing market, given our strong balance sheet and continued investments in upgrading our assets and network. During the second quarter, we continued to make good progress on modernizing and expanding our Mountain Cement plant, and the project remains on-time and within budget. Recently, we began to pour foundations to modernize our Duke, OK Gypsum Wallboard plant. These investments will lower each plant’s cost structure, improve their reliability and expand their production capabilities, which will strengthen our already low-cost competitive position. Our strong balance sheet and free cash flow should position us to favorably pursue additional high-return investments and deliver attractive shareholder value consistently through economic cycles.”

Segment Financial Results

Heavy Materials: Cement, Concrete and Aggregates

Revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates, Joint Venture and intersegment Cement revenue, was $466.5 million, an 11% increase. Heavy Materials operating earnings were also up 11% to $127.7 million. Both increases resulted from higher sales volume and the contribution from the recently acquired aggregates businesses in Western Pennsylvania and Northern Kentucky.

Cement revenue for the quarter, including Joint Venture and intersegment revenue, was up 9% to $384.9 million, and operating earnings were up 3% to $119.8 million. These increases reflect higher Cement sales volume, partially offset by lower Cement net sales prices. The average net sales price for the quarter was down 1% to $155.10 per ton. Cement prices in our wholly owned cement business were flat. Cement sales volume increased by 8% to 2.2 million tons.

Concrete and Aggregates revenue was up 24% to $81.6 million, and operating earnings increased to a record $7.9 million, reflecting record Aggregates sales volume of 2.0 million tons, up 103%, increased Concrete and Aggregates sales prices, and the contribution from the recently acquired aggregates businesses. Excluding the recently acquired aggregates businesses, revenue increased 6% and Aggregates sales volume was up 35%.

Light Materials: Gypsum Wallboard and Paperboard

Revenue in the Light Materials sector, which includes Gypsum Wallboard and Paperboard, decreased 13% to $212.6 million, primarily reflecting lower Wallboard and Paperboard sales volume. Gypsum Wallboard sales volume declined 14% to 648 million square feet (MMSF), while the average Gypsum Wallboard net sales price decreased 2% to $232.94 per MSF.

Paperboard sales volume for the quarter was down 4% to 82,000 tons. The average Paperboard net sales price was $598.48 per ton, up 1%, consistent with the pricing provisions in our long-term sales agreements that factor in changes to input costs.

Operating earnings in the sector were $78.3 million, a decrease of 20%, primarily reflecting lower Wallboard and Paperboard sales volume.

Corporate General and Administrative Expenses

Corporate General and Administrative Expenses during the second quarter includes approximately $1.5 million of costs associated with implementing our new enterprise resource planning system across a portion of our businesses this quarter.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as a part of a segment’s total revenue. Intersegment sales are eliminated on the consolidated income statement. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. is a leading U.S. manufacturer of heavy construction products and light building materials. Eagle’s primary products, Portland Cement and Gypsum Wallboard, are essential for building, expanding and repairing roads and highways and for building and renovating residential, commercial and industrial structures across America. Eagle manufactures and sells its products through a network of more than 70 facilities spanning 21 states and is headquartered in Dallas, Texas. Visit eaglematerials.com for more information.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward-looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Thursday, October 30, 2025. The conference call will be webcast on the Eagle website, eaglematerials.com. A replay of the webcast and the presentation will be archived on the website for one year.

###

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statements and generally arise when the Company is discussing its beliefs, estimates or expectations as to future events. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s businesses; fluctuations in public infrastructure expenditures; the effects of adverse weather conditions on infrastructure and other construction projects as well as our facilities and operations; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; the availability of and fluctuations in the cost of raw materials; changes in the costs of energy, including, without limitation, natural gas, coal and oil (including diesel), and the nature of our obligations to counterparties under energy supply contracts, such as those related to market conditions (for example, spot market prices), governmental orders and other matters; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; consolidation of our customers; interruptions in our supply chain; inability to timely execute or realize capacity expansions or efficiency gains from capital improvement projects; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change and other environmental regulation); changes in trade policy, including tariffs and the effects of any increases in tariffs on our business, including increases in cost of inputs used in our facility expansion and modernization projects; possible losses or other adverse outcomes from pending or future litigation or arbitration proceedings; changes in economic conditions or the nature or level of activity in any one or more of the markets or industries in which the Company or its customers are engaged; competition; cyber-attacks or data security breaches, together with the costs of protecting our systems against such incidents and the possible effects thereof on our operations; increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction or construction projects undertaken by state or local governments; the availability of acquisitions or other growth opportunities that meet our financial return standards and fit our strategic focus; risks related to pursuit of acquisitions, joint ventures and other transactions or the execution or implementation of such transactions, including the integration of operations acquired by the Company; general economic conditions, including inflation and recessionary conditions; and changes in interest rates (including mortgage rates) and the resulting effects on the Company and demand for our products. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of our raw materials can be expected to adversely affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s results of operations. Finally, any forward-looking statements made by the Company are subject to the risks and impacts associated with natural disasters, the outbreak, escalation or resurgence of health emergencies, pandemics or other unforeseen events, including, without limitation, the COVID-19 pandemic and responses thereto designed to contain its spread and mitigate its public health effects, as well as their impact on our operations and on economic conditions, capital and financial markets. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000:

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Alex Haddock

Senior Vice President, Investor Relations, Strategy and Corporate Development

Attachment 1	Statement of Consolidated Earnings
Attachment 2	Revenue and Earnings by Business Segment
Attachment 3	Sales Volume, Average Net Sales Prices and Intersegment and Cement Revenue
Attachment 4	Consolidated Balance Sheets
Attachment 5	Depreciation, Depletion and Amortization by Business Segment
Attachment 6	Reconciliation of Non-GAAP Financial Measures

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
Revenue	$638,906	$623,619	$1,273,596	$1,232,308
Cost of Goods Sold	439,194	419,775	888,285	841,596

Gross Profit	199,712	203,844	385,311	390,712
Equity in Earnings of Unconsolidated JV	6,309	9,276	10,113	16,992
Corporate General and Administrative Expenses	(21,316)	(17,879)	(42,099)	(33,528)
Other Non-Operating Income	1,131	724	2,085	3,407

Earnings before Interest and Income Taxes	185,836	195,965	355,410	377,583
Interest Expense, net	(9,362)	(10,714)	(21,078)	(21,398)

Earnings before Income Taxes	176,474	185,251	334,332	356,185
Income Tax Expense	(39,091)	(41,731)	(73,587)	(78,823)

Net Earnings	$137,383	$143,520	$260,745	$277,362

NET EARNINGS PER SHARE
Basic	$4.25	$4.29	$8.03	$8.26

Diluted	$4.23	$4.26	$7.99	$8.19

AVERAGE SHARES OUTSTANDING
Basic	32,297,313	33,431,315	32,459,801	33,581,970

Diluted	32,469,833	33,716,036	32,638,307	33,853,703

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Business Segment

(dollars in thousands)

(unaudited)

	Quarter Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
Revenue*
Heavy Materials:
Cement (Wholly Owned)	$344,653	$313,571	$654,979	$613,143
Concrete and Aggregates	81,646	65,930	155,362	126,968

	426,299	379,501	810,341	740,111
Light Materials:
Gypsum Wallboard	183,482	214,975	404,998	432,801
Recycled Paperboard	29,125	29,143	58,257	59,396

	212,607	244,118	463,255	492,197

Total Revenue	$638,906	$623,619	$1,273,596	$1,232,308

Segment Operating Earnings
Heavy Materials:
Cement (Wholly Owned)	$113,465	$106,657	$190,745	$188,066
Cement (Joint Venture)	6,309	9,276	10,113	16,992
Concrete and Aggregates	7,924	(995)	14,099	1,985

	127,698	114,938	214,957	207,043
Light Materials:
Gypsum Wallboard	67,307	90,141	159,948	184,117
Recycled Paperboard	11,016	8,041	20,519	16,544

	78,323	98,182	180,467	200,661

Sub-total	206,021	213,120	395,424	407,704

Corporate General and Administrative Expense	(21,316)	(17,879)	(42,099)	(33,528)
Other Non-Operating Income	1,131	724	2,085	3,407

Earnings before Interest and Income Taxes	$185,836	$195,965	$355,410	$377,583

*	Excluding Intersegment and Joint Venture Revenue listed on Attachment 3

Attachment 3

Eagle Materials Inc.

Sales Volume, Average Net Sales Prices and Intersegment and Cement Revenue

(dollars in thousands, except per unit data)

(unaudited)

	Sales Volume
	Quarter Ended September 30,			Six Months Ended September 30,
	2025	2024	Change	2025	2024	Change
Cement (M Tons):
Wholly Owned	2,021	1,848	+9%	3,856	3,615	+7%
Joint Venture	175	176	-1%	333	356	-6%

	2,196	2,024	+8%	4,189	3,971	+5%
Concrete (M Cubic Yards)	347	348	0%	669	691	-3%
Aggregates (M Tons)	1,985	979	+103%	3,716	1,778	+109%
Gypsum Wallboard (MMSFs)	648	752	-14%	1,432	1,509	-5%
Recycled Paperboard (M Tons):
Internal	31	35	-11%	69	74	-7%
External	51	50	+2%	103	102	+1%

	82	85	-4%	172	176	-2%

	Average Net Sales Price*
	Quarter Ended September 30,			Six Months Ended September 30,
	2025	2024	Change	2025	2024	Change
Cement (Ton)	$155.10	$156.51	-1%	$155.87	$156.31	0%
Concrete (Cubic Yard)	$153.68	$149.16	+3%	$152.11	$148.86	+2%
Aggregates (Ton)	$14.31	$12.65	+13%	$14.28	$12.69	+13%
Gypsum Wallboard (MSF)	$232.94	$236.88	-2%	$232.65	$238.16	-2%
Recycled Paperboard (Ton)	$598.48	$595.19	+1%	$581.55	$596.33	-2%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenue
	Quarter Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
Intersegment Revenue:
Cement	$9,904	$10,384	$19,917	$20,664
Concrete and Aggregates	4,178	4,050	8,030	7,827
Recycled Paperboard	19,471	21,634	41,443	45,621

	$33,553	$36,068	$69,390	$74,112

Cement Revenue:
Wholly Owned	$344,653	$313,571	$654,979	$613,143
Joint Venture	30,312	28,825	57,595	58,135

	$374,965	$342,396	$712,574	$671,278

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	September 30,		March 31, 2025*
	2025	2024
ASSETS
Current Assets –
Cash and Cash Equivalents	$35,033	$93,909	$20,401
Accounts and Notes Receivable, net	250,773	246,349	212,332
Inventories	370,207	375,602	415,175
Federal Income Tax Receivable	1,725	2,474	10,020
Prepaid and Other Assets	13,562	12,115	10,729

Total Current Assets	671,300	730,449	668,657

Property, Plant and Equipment, net	1,909,715	1,724,288	1,792,982
Investments in Joint Venture	150,202	130,685	140,089
Operating Lease Right of Use Asset	30,991	17,316	29,313
Goodwill and Intangibles	590,560	489,232	595,752
Other Assets	56,510	29,833	37,795

	$3,409,278	$3,121,803	$3,264,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$132,917	$131,411	$129,895
Accrued Liabilities	92,823	95,337	96,077
Income Taxes Payable	1,949	69,450	—
Current Portion of Long-Term Debt	15,000	10,000	15,000
Operating Lease Liabilities	4,522	6,029	4,032

Total Current Liabilities	247,211	312,227	245,004

Long-term Liabilities	100,488	68,261	99,626
Bank Credit Facility	255,000	155,000	200,000
Bank Term Loan	273,750	167,500	281,250
2.500% Senior Unsecured Notes due 2031	742,700	741,433	742,066
Deferred Income Taxes	253,071	245,733	239,942
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 32,202,392; 33,539,154 and 32,973,121 Shares, respectively	322	335	330
Capital in Excess of Par Value	—	—	—
Accumulated Other Comprehensive Losses	(3,043)	(3,283)	(3,125)
Retained Earnings	1,539,779	1,434,597	1,459,495

Total Stockholders’ Equity	1,537,058	1,431,649	1,456,700

	$3,409,278	$3,121,803	3,264,588

*	From audited financial statements

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Business Segment

(dollars in thousands)

(unaudited)

The following table presents Depreciation, Depletion and Amortization by business segment for the quarters and six months ended September 30, 2025 and 2024:

	Depreciation, Depletion and Amortization
	Quarter Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
Cement	$23,224	$22,907	$46,062	$45,824
Concrete and Aggregates	7,137	5,283	13,928	9,813
Gypsum Wallboard	6,494	6,451	13,013	12,924
Recycled Paperboard	3,906	3,669	7,578	7,359
Corporate and Other	1,228	767	2,052	1,507

	$41,989	$39,077	$82,633	$77,427

Attachment 6

Eagle Materials Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited)

(dollars in thousands, other than earnings per share amounts, and number of shares in thousands)

EBITDA and Adjusted EBITDA

We present Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to provide additional measures of operating performance and allow for more consistent comparison of operating performance from period to period. EBITDA is a non-GAAP financial measure that provides supplemental information regarding the operating performance of our business without regard to financing methods, capital structures or historical cost basis. Adjusted EBITDA is also a non-GAAP financial measure that further excludes the impact from Non-routine Items and stock-based compensation. Management uses EBITDA and Adjusted EBITDA as alternative bases for comparing the operating performance of Eagle from period to period and for purposes of its budgeting and planning processes. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA in the same manner. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as an alternative to net income, cash flow from operations or any other measure of financial performance or liquidity in accordance with GAAP. The following shows the calculation of EBITDA and Adjusted EBITDA and reconciles them to net earnings in accordance with GAAP for the quarters and six months ended September 30, 2025, and 2024, and the trailing twelve months ended September 30, 2025, and March 31, 2025:

	Quarter Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
Net Earnings, as reported	$137,383	$143,520	$260,745	$277,362
Income Tax Expense	39,091	41,731	73,587	78,823
Interest Expense	9,362	10,714	21,078	21,398
Depreciation, Depletion and Amortization	41,989	39,077	82,633	77,427

EBITDA	$227,825	$235,042	$438,043	$455,010
Acquisition accounting and related expenses [1]	—	1,618	—	1,618
Litigation loss	—	700	—	700
Stock-based Compensation	5,468	4,864	10,290	9,403

Adjusted EBITDA	$233,293	$242,224	$448,333	$466,731

	Twelve Months Ended
	September 30,	March 31,
	2025	2025
Net Earnings, as reported	$446,799	$463,416
Income Tax Expense	122,833	128,069
Interest Expense	40,206	40,526
Depreciation, Depletion and Amortization	164,108	158,902

EBITDA	$773,946	$790,913
Acquisition accounting and related expenses [1]	4,700	6,318
Litigation loss	—	700
Stock-based Compensation	19,630	18,743

Adjusted EBITDA	$798,276	$816,674

[1]	Represents the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and business development costs

Attachment 6, continued

Reconciliation of Net Debt to Adjusted EBITDA

GAAP does not define “Net Debt” and it should not be considered as an alternative to debt as defined by GAAP. We define Net Debt as total debt minus cash and cash equivalents to indicate the amount of total debt that would remain if the Company applied the cash and cash equivalents held by it to the payment of outstanding debt. The Company also uses “Net Debt to Adjusted EBITDA,” which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months, as an alternative metric to assist it in understanding its leverage position. We present this metric for the convenience of the investment community and rating agencies who use such metrics in their analysis, and for investors who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	As of September 30, 2025	As of March 31, 2025
Total debt, excluding debt issuance costs	$1,293,750	$1,246,250
Cash and cash equivalents	35,033	20,401

Net Debt	$1,258,717	$1,225,849
Trailing Twelve Months Adjusted EBITDA	$798,276	$816,674

Net Debt to Adjusted EBITDA	1.6x	1.5x